EXHIBIT 99.1

Investor/Media Contacts

Thomas W. Schneider – President, CEO

Walter F. Rusnak, Senior Vice President, CFO

Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces Fourth Quarter 2020

Net Income of $1.9 Million and Full Year Net Income of $7.0 Million

Continued Loan and Deposit Growth, Effective Noninterest Expense Management and Reduced Funding Costs

Oswego, N.Y. — February 1, 2021 — Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced fourth quarter 2020 net income of $1.9 million as compared to $1.9 million for the same three month period in 2019.  Fourth quarter net income available to common shareholders was $1.5 million, or $0.33 per basic and diluted share, compared to $1.5 million, or $0.32 per basic and diluted share for the fourth quarter of 2019. Fourth quarter 2020 total revenue (net interest income and total noninterest income) of $10.0 million increased $896,000, or 9.9%, compared to $9.1 million for the fourth quarter of 2019.

Total net income increased $2.7 million, or 62.5%, in 2020 to $7.0 million, as compared to $4.3 million in 2019. Net income available to common shareholders for 2020 was $5.4 million compared to $3.6 million for the previous year.  Earnings per basic and diluted share for 2020 was $1.17 compared to $0.80 per basic and diluted share for 2019. Total revenue for 2020 was $38.5 million, an increase of $5.3 million, or 16.1%, compared to $33.1 million for 2019.

2020 Fourth Quarter and Full Year Performance Highlights

•	Total interest-earning assets at December 31, 2020 were $1.2 billion, an increase of $127.0 million, or 12.3%, compared to $1.0 billion at the end of 2019.
•	Total loans of $825.5 million at December 31, 2020 increased by $44.0 million, or 5.6%, from $781.5 million at December 31, 2019.
•	Total deposits of $995.9 million at December 31, 2020 increased by $114.0 million, or 12.9%, compared to $881.9 million at December 31, 2019.
•	Total net interest income for 2020 increased by $3.8 million, or 13.4%, to $32.0 million from $28.2 million for the prior year.
•	Noninterest expense of $24.8 million for 2020, represents a reduction of $950,000, or 3.7%, compared to $25.7 million for 2019.
•	Funding cost declined to 1.19% for 2020, a reduction of 48 basis points from 1.67% in 2019.
•

Asset quality metrics, as measured by net loan charge-offs to average loans, remained stable at 0.08% in 2020, compared to 0.09% for 2019, and nonperforming loans to total loans were 1.63% at December 31, 2020, compared to 0.67% at December 31, 2019.

“While 2020 began like any other year, with considerable promise, it was soon apparent that it would be anything but normal. Last year proved very challenging for our business and retail customers and we take great pride in being able to help them through this period of uncertainty. We remain fully committed to supporting them and the Central New York communities we serve,” said Thomas W. Schneider, President and Chief Executive Officer. “Despite 2020’s challenges, we realized record earnings as we continued to build a larger, stronger and more capable company for our shareholders, customers and employees. We have been an active participant in the Paycheck Protection Program, originally providing access to this low-interest rate loan facility totaling approximately $76.0 million in loans to 699 existing and new customers. Throughout 2020, we have had our customers’ backs.  Providing support and stability to them in 2021 and beyond remains an important focus for our team.”

“We were able to achieve strong growth in assets during the year, with total assets and earning assets each growing more than 12% to $1.23 billion and $1.16 billion, respectively.  In order to remain solidly positioned to respond to appropriate growth opportunities, we raised additional capital in the fourth quarter of 2020 through a private placement of $25 million in fixed-to-floating rate subordinated notes.  We had a very productive year in attracting additional funding as deposits increased by more than $114 million through a combination of sources, including PPP lending, new and expanded commercial banking relationships, seasonal tax receipts from municipalities and retail customer deposits. Along with successfully attracting additional funding, we were able to significantly reduce our cost of deposits during 2020, with the average cost of total deposits declining by 49 basis points from 2019.”

“An important element of our operating strategy is managing noninterest expense growth as we continue to grow the Bank. During the fourth quarter of 2020 noninterest expense growth was held to 5.6% and for the full year it declined by 3.7%.  This will remain an important focus for management throughout 2021 as we work to get maximum benefit from the additional revenue being generated.”

“Fourth quarter and full year loan loss provisions were significantly above 2019 levels despite continued stable asset quality metrics during 2020. With the COVID-19 pandemic continuing to impact the Bank’s customers, it was clearly prudent to continue to build reserves throughout the year following our consistently applied analytical methodologies. Considerable economic uncertainty remains and we will continue to take a cautious and responsible approach to building reserves until it is clear that the economic effects of the pandemic are fully identified and provided for.”

“Despite the unprecedented operating challenges of 2020, it’s satisfying to know that we performed for our customers and communities, while at the same time protecting the health of our employees and realizing solid top line and record bottom line performance for the benefit of our shareholders.  We believe that we finished 2020 in a strong financial position and that we are well positioned to continue this performance in 2021.”

Income Statement

Fourth quarter 2020 net interest income was $8.3 million, an increase of $500,000, or 6.4%, compared to $7.8 million for the fourth quarter of 2019, primarily a result of a $926,000, or 26.6%, decrease in total interest expense. Interest and dividend income in the fourth quarter was $10.8 million, compared to $11.2 million in the fourth quarter of 2019. The decrease in interest and dividend income was a result of a 60 basis point decrease in the average yield earned on loans in the fourth quarter of 2020.  This decrease in rate was consistent with the general decline in the interest rate environment following the onset of the COVID-19 pandemic, as well as the effect of relatively lower-yielding PPP loan balances had on overall loan portfolio yields. The decrease in the fourth quarter of 2020 interest expense was primarily a result of a 93 basis point decrease in the average interest rate paid on time deposits.

Net interest income for 2020 increased $3.8 million, or 13.4%, to $32.0 million compared to $28.2 million for the previous year.  Interest and dividend income for 2020 was $42.9 million, an increase of $1.1 million, compared to $41.8 million for 2019. The increase in interest and dividend income was primarily a result of average loan growth of $105.4 million, or 15.2%, partially offset by a 43 basis point decrease in the average yield for loans. Interest expense for 2020 was $10.9 million, a decrease of $2.7 million, or 19.7%, from $13.5 million in the prior year period. The decrease in interest expense was primarily because of an 81 basis point decrease in the interest rate paid on time deposits compared to 2019.

The net interest margin for the fourth quarter of 2020 was 2.87%, a 22 basis point decline compared to 3.09% for the fourth quarter of 2019. The lower net interest margin for the fourth quarter of 2020 was primarily a result of a 60 basis point decrease in the yield earned on average loans, partially offset by a 93 basis point drop in the interest rate paid on time deposits.  The lower average yield earned on loan balances was primarily the result of lower average interest rates earned on Paycheck Protection Loans (“PPP”), including earned processing fees.

The net interest margin for 2020 was 2.91%, a seven basis point decline compared to 2.98% for 2019.  Taxable investment and loan yields declined 0.46% and 0.43% in 2020, respectively, as compared to 2019.  These declines in earning asset yields reflected general declines in market interest rates and, in the case of loans, the Bank’s funding of an average balance of $48.6 million in substantially credit risk-free PPP loans at rates below the average rate for the remainder of loan portfolio, as a whole. Partially offsetting the decline in the rates earned on interest-earning assets, was a decline of 0.67% and 1.03% on deposits and borrowed funds, respectively.

The fourth quarter 2020 provision for loan losses was $812,000, compared to $612,000 for the prior year quarter, reflecting a continued prudent reserve build related to the COVID-19 economic uncertainty. The third quarter 2020 provision for loan losses was $1.7 million and the second quarter 2020 provision was $1.1 million. The provision for 2020 was $4.7 million compared with a provision of $2.0 million for 2019. The provision amount for the full year also reflects continued economic uncertainty related to the ongoing pandemic.

Fourth quarter 2020 noninterest income was $1.7 million, an increase of $396,000, or 30.0%, compared to $1.3 million for the same period in 2019.  The increase in the fourth quarter of 2020 noninterest income was primarily a result of a $255,000 increase in net gains on sales of newly-originated residential mortgage loans and foreclosed real estate and a $149,000 increase in gains on marketable equity securities, compared to the fourth quarter of 2019. Noninterest income for 2020 was $6.5 million, an increase of $1.6 million, or 31.9%, compared to $4.9 million in 2019. The increase in 2020 noninterest income was a result of increased net gains on sales and redemptions of investment securities, and an increase in net gains on sales of loans and foreclosed real estate.

Total noninterest expense for the fourth quarter of 2020 was $6.5 million, an increase of $349,000 in comparison to $6.2 million for the prior year period. The increase in noninterest expense was principally a result of a $272,000 increase in salary and employee benefit expenditures, along with an $85,000 increase in data processing costs, compared to the fourth quarter of 2019.  The $272,000 increase in salary and employee benefit expenditures was a result of a $412,000 increase in salary expense, including payroll taxes, which is offset by a $140,000 decrease in all other employee benefit costs.  Total noninterest expense for 2020 was $24.8 million, a decrease of $950,000, or 3.7%, compared with $25.7 million for the prior year. The lower noninterest expense for 2020 was due primarily to a $492,000 decrease in salary and benefit expenses, along with a $287,000 decrease in foreclosed real estate expenses.

Balance Sheet at December 31, 2020

The Company’s total assets at year end were $1.23 billion, an increase of $133.8 million, or 12.2%, from $1.09 billion at December 31, 2019. This increase was primarily driven by higher total loans and investment securities balances. Total loans of $825.5 million grew by $44.0 million, or 5.6%, compared with $781.5 million at December 31, 2019. The increase in loans was primarily the result of the Bank’s participation in the PPP. Investment securities totaled $301.3 million at December 31, 2020, an increase of $66.7 million compared to 2019 year end.

Total deposits at December 31, 2020 were $995.9 million, an increase of $114.0 million from $881.9 million at December 31, 2019. Noninterest-bearing deposits totaled $162.1 million at the 2020 year end, an increase of $54.6 million, from the 2019 year end. Interest-bearing deposit growth was a result of municipal deposit inflows related to seasonal tax collections, as well as increases in retail and commercial deposits.  The increase in noninterest-bearing deposits was primarily a result of the Bank’s participation in the PPP, as well as ongoing growth in business banking relationships.

Subordinated loans were $39.4 million at December 31, 2020 compared to $15.1 million at December 31, 2019, due to the Company’s completion of a private placement of fixed-to-floating rate subordinated notes during the fourth quarter of 2020. The Company currently plans to redeem approximately $10.0 million of the notes that were outstanding on December 31, 2019, during the first quarter of 2021.

Shareholders’ equity was $97.5 million at December 31, 2020, compared with $90.4 million on December 31, 2019, primarily a result of a $5.4 million increase in retained earnings, a $735,000 decrease in accumulated other comprehensive loss,  a $662,000 increase in paid-in-capital, and a $180,000 increase in ESOP shares earned.

Asset Quality

The Bank’s asset quality metrics, as measured by net loan charge-offs to average loans, remained stable for the fourth quarter. Net loan charge-offs to average loans were 0.08% for the fourth quarter of 2020, compared with 0.09% for the fourth quarter of 2019 and 0.08% for the third quarter of 2020. Nonperforming loans to total loans were 1.63% at December 31, 2020, an increase of 96 basis points compared to 0.67% at December 31, 2019.

The increase in nonperforming loans, as a percentage of total loans, in 2020 was primarily related to two commercial loan relationships, comprised of four individual loans, with aggregate outstanding loan balances of $7.1 million, which were placed in nonaccrual in 2020.  These relationships, include secured loans (secured by third-party pledges, other governmental grants and/or business assets), unsecured loans, and loans collateralized by commercial real estate.  The borrowers’ inability to make scheduled payments on these loans are considered by management to be primarily COVID-19 related.  Management is monitoring these entities closely and has incorporated our current estimate of the ultimate collectability of these loans into the reported allowance for loan losses at December 31, 2020.

The allowance for loan losses to non-performing loans at December 31, 2020 was 95.20%, compared with 165.25% at December 31, 2019 and 91.44% at September 30, 2020.   The change in the allowance for loans losses to non-performing loans is due to the changes in nonaccrual loans discussed above.

COVID-19 Additional Discussion

Pathfinder Bank has participated in all rounds of the PPP to date.  The Program was established by the Coronavirus Aid, Relief, and Economic Security (CARES) Act, and is a specialized low-interest loan program funded by the U.S. Treasury Department and administered by the U.S. Small Business Administration (“SBA”). On December 27, 2020, President Trump signed into law the Consolidated Appropriations Act 2021 (the Act), a $900 billion legislative package that, among other things, renews the Paycheck Protection Program (PPP). The Act allocates $284.5 billion for new PPP loans to eligible new borrowers and qualifying borrowers that already received a loan under the first round of PPP funding.  The Company intends to continue to provide PPP loans to eligible applicants in 2021.

Supplemental Disclosure – Deferred Loan Statistics

Beginning in late March 2020, as part of the its response to the realized and potential economic effects of the COVID-19 pandemic, the Bank granted loan payment deferrals to the substantial majority of commercial and consumer customers who have made requests for such accommodations.  These deferrals were granted following individual discussions with each borrower and were generally for periods of 90 or 180 days at the outset.  Following discussions with certain borrowers, second and, in a limited number of cases, third loan payment deferral periods of up to 90 days were granted following the expiration of the initial 90- to 180-day deferral periods.  Typically, scheduled interest payments placed into deferred status have been added to future scheduled payments and are expected to be collected in total at the original maturity date of the loan.

As of December 31, 2020, the Bank had active deferrals on a total of 62 loans totaling $17.1 million.  Of that, 38 deferred loans were residential mortgage loans or, in a limited number of cases, consumer loans.  These two categories of deferred loans had outstanding loan principal balances totaling $2.7 million at December 31, 2020.  Due to the substantially smaller individual loan balances within these categories and the presence of significant collateralization in the case of residential mortgage loans, management does not consider the loans in these categories to be at increased risk of impairment as a result of their recent or current deferral status.  Of the 62 loans granted deferral status at December 31, 2020, 24 loans totaling $14.4 million were commercial real estate and commercial & industrial loans (collectively, “commercial” loans).  Of the 24 commercial loans in deferral status at December 31, 2020, 11 loans, representing $8.3 million in total outstanding balances, have deferral periods that have been extended beyond a cumulative total of 180 days through granted second or third deferral periods.

Cash Dividend Declared

On December 21, 2020, the Company announced that its Board of Directors had declared a cash dividend of $0.06 per share on the Company's common and preferred stock, and a cash dividend of $0.06 per notional share for the issued common stock warrant relating to the fiscal quarter ending December 31, 2020. The dividend will be payable to all shareholders of record on January 15, 2021 and will be paid on February 5, 2021.  Based on the closing price of the Company’s common stock of $11.85 on January 29, 2021, the implied dividend yield is 2.0%. The quarterly cash dividend of $0.06 equates to a dividend payout ratio of 18.2%.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation.  The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC).  The Bank has ten full-service offices located in its market areas consisting of Oswego and Onondaga County and one limited purpose office in Oneida County.  Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC.  At December 31, 2020, there were 4,531,383 shares of common stock issued and outstanding, as well as 1,380,283 shares of convertible perpetual preferred stock issued and outstanding.  The Company's common stock trades on the NASDAQ market under the symbol "PBHC."  At December 31, 2020, the Company and subsidiaries had total consolidated assets of $1.2 billion, total deposits of $995.9 million and shareholders' equity of $97.7 million.

Forward-Looking Statement

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.”   This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our quarterly cash dividend;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;
•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and
•	Federal Deposit Insurance Corporation premiums may increase if the agency experiences additional resolution costs.

The Company disclaims any obligation to revise or update any forward-looking statements contained in this press release to reflect future events or developments.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months		For twelve months
	ended December 31,		ended December 31,
	(Unaudited)		(Unaudited)
	2020	2019	2020	2019
Condensed Income Statement
Interest and dividend income	$10,822	$11,248	$42,866	$41,758
Interest expense	2,550	3,476	10,864	13,528
Net interest income	8,272	7,772	32,002	28,230
Provision for loan losses	812	612	4,707	1,966
	7,460	7,160	27,295	26,264
Noninterest income excluding net gains on sales of securities, loans and foreclosed real estate	1,270	1,181	4,859	4,443
Net gains on sales of securities, loans and foreclosed real estate	276	118	2,255	393
Gains (losses) on marketable equity securities	169	20	(629)	81
Noninterest expense	6,547	6,198	24,780	25,730
Income before income taxes	2,628	2,281	9,000	5,451
Provision for income taxes	688	415	1,954	1,165

Net income attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	$1,940	$1,866	$7,046	$4,286
Net (loss) income attributable to noncontrolling interest	(5)	6	96	10
Net income attributable to Pathfinder Bancorp Inc.	$1,945	$1,860	$6,950	$4,276
Convertible preferred stock dividends	83	69	291	208
Warrant dividends	8	8	30	23
Undistributed earnings allocated to participating securities	371	272	1,224	467
Net income available to common shareholders	$1,483	$1,511	$5,405	$3,578

	For the Periods Ended
	(Unaudited)
	December 31,	December 31,	December 31,
	2020	2019	2018
Selected Balance Sheet Data
Assets	$1,227,583	$1,093,807	$933,115
Earning assets	1,159,778	1,032,817	874,938
Total loans	825,495	781,451	620,270
Deposits	995,907	881,893	727,060
Borrowed funds	82,050	93,125	118,534
Allowance for loan losses	12,777	8,669	7,306
Subordinated loans	39,400	15,128	15,094
Pathfinder Bancorp, Inc. Shareholders' equity	97,456	90,434	64,221

Asset Quality Ratios
Net loan charge-offs to average loans	0.08%	0.09%	0.22%
Allowance for loan losses to period end loans	1.55%	1.11%	1.18%
Allowance for loan losses to nonperforming loans	95.20%	165.25%	340.13%
Nonperforming loans to period end loans	1.63%	0.67%	0.35%
Nonperforming assets to total assets	1.09%	0.49%	0.36%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months		For twelve months
	ended December 31,		ended December 31,
	(Unaudited)		(Unaudited)
	2020	2019	2020	2019
Key Earnings Ratios
Return on average assets	0.63%	0.70%	0.60%	0.43%
Return on average common equity	9.83%	9.87%	8.92%	6.02%
Return on average equity	8.11%	8.20%	7.43%	5.34%
Net interest margin	2.87%	3.09%	2.91%	2.98%

Share, Per Share and Ratio Data
Basic weighted average shares outstanding*	4,537	4,586	4,608	4,464
Basic earnings per share*	$0.33	$0.32	$1.17	$0.80
Diluted weighted average shares outstanding*	4,537	4,586	4,608	4,464
Diluted earnings per share*	$0.33	$0.32	$1.17	$0.80
Cash dividends per share	$0.06	$0.06	$0.24	$0.24
Book value per common share at December 31, 2020 and 2019			$17.56	$15.94
Tangible book value per common share at December 31, 2020 and 2019			$16.53	$14.95
Tangible book value per common and preferred share at December 31, 2020 and 2019			$15.70	$14.62
Tangible equity to tangible assets at December 31, 2020 and 2019			7.59%	7.87%
Tangible equity to tangible assets at December 31, 2020 and 2019, adjusted			7.98%	7.87%

Non-GAAP Reconciliation
Tangible book value per common share
Total equity			$97,456	$90,434
Intangible assets			(4,669)	(4,685)
Convertible preferred equity			(17,901)	(15,369)
Common tangible equity			$74,886	$70,380
Common shares outstanding			4,531	4,709
Tangible book value per common share			$16.53	$14.95

Tangible book value per common and fully converted preferred share
Total equity			$97,456	$90,434
Intangible assets			(4,669)	(4,685)
Common and convertible preferred tangible equity			$92,787	$85,749
Common shares outstanding			4,531	4,709
Convertible preferred shares outstanding			1,380	1,155
Common and convertible preferred shares outstanding			5,911	5,864
Tangible book value per common and (fully converted) preferred share			$15.70	$14.62

Tangible equity to tangible assets
Tangible common equity (fully converted basis)			$92,787	$85,749
Tangible assets			1,222,914	1,089,122
Tangible equity to tangible assets ratio			7.59%	7.87%

Tangible equity to tangible assets, adjusted
Tangible common equity (fully converted basis)			$92,787	$85,749
Tangible assets			1,222,914	1,089,122
Less: Paycheck Protection Program (PPP) loans			(60,643)	-
Total assets excluding PPP loans			1,162,271	1,089,122
Tangible equity to tangible assets ratio, excluding PPP loans			7.98%	7.87%

* Basic and diluted earnings per share are calculated based upon the two-class method for the three and twelve months ended December 31, 2020 and 2019.

Weighted average shares outstanding do not include unallocated ESOP shares.

The above information is preliminary and based on the Company's data available at the time of presentation.